PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 31, 2000)

                                 $1,500,000,000

                           BOEING CAPITAL CORPORATION

                $500,000,000 FLOATING RATE SENIOR NOTES DUE 2002
                    $500,000,000 7.10% SENIOR NOTES DUE 2005
                   $500,000,000 7.375% SENIOR NOTES DUE 2010
                             ---------------------

    The Floating Rate Senior Notes due 2002 will bear interest at an annual rate equal to three-month LIBOR, reset quarterly, plus 9 basis points (.09%) and will mature on September 27, 2002. The Senior Notes due 2005 will bear interest at 7.10% per year and will mature on September 27, 2005. The Senior Notes due 2010 will bear interest at 7.375% per year and will mature on September 27, 2010 . Boeing Capital will pay interest on the 2002 Notes on March 27, June 27, September 27 and December 27 of each year and will pay interest on the 2005 Notes and the 2010 Notes on March 27 and September 27 of each year. The first interest payment on the 2002 Notes will be made on December 27, 2000 and the first interest payment on the 2005 Notes and the 2010 Notes will be made on March 27, 2001. At the option of Boeing Capital, the Notes are redeemable upon the occurrence of certain tax events at their principal amount plus accrued interest, and the 2005 Notes and the 2010 Notes are further redeemable at any time at their principal amount plus a premium and accrued interest. The Notes do not provide for a sinking fund.

    The Notes will be unsecured obligations of Boeing Capital. Each of the 2002 Notes, the 2005 Notes and the 2010 Notes will rank senior to future debt of Boeing Capital that is subordinated to such series of Notes, and will rank equally with debt of Boeing Capital that is not subordinated to such series of Notes.

    Application has been made to list each series of Notes on the Luxembourg Stock Exchange.
                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                                 PER 2002                  PER 2005                  PER 2010
                                   NOTE        TOTAL         NOTE        TOTAL         NOTE        TOTAL
                                 --------   ------------   --------   ------------   --------   ------------
Public Offering Price..........      100%   $500,000,000    99.983%   $499,915,000    99.895%   $499,475,000
Underwriting Discount..........    0.200%   $  1,000,000     0.350%   $  1,750,000     0.450%   $  2,250,000
Proceeds to Boeing Capital
  (before expenses)............   99.800%   $499,000,000    99.633%   $498,165,000    99.445%   $497,225,000

    Interest on each series of Notes will accrue from the settlement date, which is expected to be September 27, 2000.
                            ------------------------

    The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking, societe anonyme or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, on or about September 27, 2000.
                            ------------------------

                          JOINT BOOK-RUNNING MANAGERS

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY
                                ----------------

BANC OF AMERICA SECURITIES LLC                              GOLDMAN, SACHS & CO.
CHASE SECURITIES INC.                                          J.P. MORGAN & CO.
CREDIT SUISSE FIRST BOSTON                            MORGAN STANLEY DEAN WITTER
DEUTSCHE BANC ALEX. BROWN

ABN AMRO INCORPORATED                                          DAIWA SBCM EUROPE
BNY CAPITAL MARKETS, INC.                 MITSUBISHI TRUST INTERNATIONAL LIMITED

September 21, 2000

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE UNDERWRITERS ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THEN.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROSPECTUS SUPPLEMENT

Boeing Capital Corporation..................................     S-3

Relationship with The Boeing Company........................     S-4

Use of Proceeds.............................................     S-4

Capitalization..............................................     S-5

Summary Financial Information...............................     S-6

Description of Senior Notes.................................     S-7

United States Federal Tax Considerations....................    S-15

Underwriting................................................    S-18

Legal Matters...............................................    S-19

General Information.........................................    S-19

PROSPECTUS

Where You Can Find More Information About Us................       3

Cautionary Note About Forward Looking Statements............       3

Description of Our Business and Our Company.................       4

General Information About Boeing Capital....................       4

Use of Proceeds.............................................       5

Ratio of Earnings To Fixed Charges..........................       5

The Debt Securities.........................................       5

How We Plan To Distribute the Debt Securities...............      16

Legal Opinions Regarding the Validity of the Debt
  Securities................................................      17

Experts.....................................................      17

                            ------------------------

    References to "Boeing Capital," "we," "us" and "our" in this prospectus supplement are references to Boeing Capital Corporation. References to "$" and "dollars" are to United States dollars.

    This prospectus supplement includes particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to us. We accept responsibility for the information contained in this prospectus supplement, and the accompanying prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, and the accompanying prospectus, and makes no representation as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement, and the accompanying prospectus.

    Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, BNP Paribas Luxembourg, 10A Boulevard Royal, L - 2093, Luxembourg.

    We are offering the Notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting" beginning on page S-18.

    We confirm that this prospectus supplement and the documents incorporated by reference into this prospectus supplement contain all information which is material in the context of the issue of the Notes and that such information is true and accurate in all material respects and is not misleading.

                           BOEING CAPITAL CORPORATION

    We are a commercial finance company. Our primary businesses are commercial aircraft financing and commercial finance. Accordingly, our business is broken into two main groups: the commercial aircraft finance group and the commercial finance group. Further information about our company is contained in the accompanying prospectus and in the other documents which have been incorporated by reference into the accompanying prospectus.

THE COMMERCIAL AIRCRAFT FINANCE GROUP

    Through our commercial aircraft finance group, we finance commercial aircraft by purchasing aircraft subject to lease to airlines and by providing secured financing for aircraft purchases. Until 1986, Boeing Capital financed only McDonnell Douglas aircraft. Since 1986, Boeing Capital has financed aircraft manufactured by manufacturers other than McDonnell Douglas; however, aircraft manufactured by McDonnell Douglas continue to comprise a majority of Boeing Capital's commercial aircraft portfolio.

    As of June 30, 2000 and December 31, 1999, the carrying value of Boeing Capital's commercial aircraft portfolio was $2,511.9 million and $1,410.8 million, respectively. These numbers represent 59.2% and 48.5% respectively, of Boeing Capital's total portfolio. The significant increase in both the carrying value of Boeing Capital's commercial aircraft portfolio and the percentage of Boeing Capital's total portfolio is due to the acquisition, as of March 31, 2000, of a portfolio of leases, the related aircraft equipment and loans secured by aircraft and related assets from its parent, The Boeing Company.

THE COMMERCIAL FINANCE GROUP

    Through our commercial finance group, we provide single-investor, tax-oriented lease financing and debt financing. The group specializes in leasing equipment such as executive aircraft, machine tools, over-the-road transportation equipment, printing equipment, vessels and other types of equipment which it believes will maintain strong collateral and residual values. The group is based in Long Beach, but maintains marketing offices in Chicago, Illinois, Atlanta, Georgia, Austin, Texas and Detroit, Michigan. The group obtains business primarily through the direct solicitation of customers and brokers/syndicators by its marketing personnel.

    As of June 30, 2000 and December 31, 1999, the carrying value of Boeing Capital's commercial finance portfolio was $1,727.7 million and $1,497.6 million, respectively. These numbers represent 40.7% and 51.5%, respectively, of Boeing Capital's total portfolio.

                      RELATIONSHIP WITH THE BOEING COMPANY

    Boeing Capital is an indirectly wholly owned subsidiary of The Boeing Company. Boeing Capital provides equipment financing and leasing arrangements to a diversified range of customers and industries. The Boeing Company, together with its wholly owned subsidiary, McDonnell Douglas, is principally engaged in the design, development and production of government and commercial aerospace products.

    Boeing Capital and The Boeing Company operate as separate entities. It is important to note that the obligations incurred by Boeing Capital under the Notes are not the obligations of The Boeing Company, and no guarantee is given by The Boeing Company for the indebtedness of Boeing Capital under the Notes.

                                USE OF PROCEEDS

    The net proceeds from the offering before deducting expenses related to the offering will be $1,494,390,000. We expect to use approximately $1,420,700,000 of the proceeds to repay $562,200,000 of outstanding short-term notes and $858,500,000 of outstanding inter-company indebtedness owing to The Boeing Company. We intend to use the balance of the proceeds for general corporate purposes. The $562,200,000 short-term notes have a weighted average interest rate of 6.51% and mature within one year. The $858,500,000 of outstanding inter-company indebtedness matures in 2007 and has an interest rate of 7.7%. Proceeds from such inter-company indebtedness were used to acquire a portfolio of leases, the related aircraft equipment and loans secured by aircraft and related assets from The Boeing Company in March 2000, as more fully described in our Current Report on Form 8-K filed on April 13, 2000.

                                 CAPITALIZATION

    The following table sets forth, as of June 30, 2000, the capitalization of the Company (i) on a historical basis and (ii) on a pro-forma basis to reflect the issuance of the Notes and application of the proceeds from this issuance. Dollar amounts presented below are net of fees and discounts. There has been no material change in our capitalization since June 30, 2000.

                                                                       JUNE 30, 2000
                                                                        (UNAUDITED)
                                                              -------------------------------
                                                                             AS ADJUSTED
                                                               ACTUAL    FOR THIS ISSUANCE(1)
                                                              --------   --------------------
                                                                   (DOLLARS IN MILLIONS)
Debt:
  Short-term notes payable..................................  $  520.1         $     --
  Long-term debt:
  Floating Rate Senior Notes due 2002.......................        --            499.0
  7.10% Senior Notes due 2005...............................        --            498.2
  7.375% Senior Notes due 2010..............................        --            497.2
  6.9% - 9.38% Secured notes due through 2001...............       7.6              7.6
  13.84% - 14.28% Secured notes due through 2003, including
    a premium based on an imputed interest rate of 6.10%....      22.3             22.3
  6.0% - 8.25% Retail notes due through 2011................      10.8             10.8
  5.56% - 7.64% Medium-term notes due through 2017..........   1,250.2          1,250.2
  9.9% Secured notes due through 2010.......................      53.8             53.8
  Capital lease obligations due through 2008................     351.4            351.4
  7.7% Intercompany loan from The Boeing Company............     858.5               --
  6.41% - 8.31% Subordinated notes due through 2004.........      44.9             44.9
                                                              --------         --------
Total long-term debt........................................   2,599.5          3,235.4
                                                              --------         --------
Total debt..................................................   3,119.6          3,235.4
                                                              --------         --------
Shareholder's Equity:
  Preferred stock--no par value; authorized 100,000 shares:
    Series A; $5,000 stated value; authorized, issued and
    outstanding 10,000 shares...............................      50.0             50.0
  Common stock--$100 par value; authorized 100,000 shares;
    issued and outstanding 50,000 shares....................       5.0              5.0
  Capital in excess of par value............................     184.6            184.6
  Income retained for growth................................     316.0            316.0
                                                              --------         --------
    Total shareholder's equity..............................     555.6            555.6
                                                              --------         --------
Total capitalization........................................  $3,675.2         $3,791.0
                                                              ========         ========

------------------------

(1) As adjusted to reflect (i) the issuance of the Notes and (ii) the application of the proceeds from this issuance to the reduction of the short-term notes payable and inter-company debt and the investment in short-term marketable securities of the remaining proceeds, as if such Note issuance, debt reduction and investment occurred at June 30, 2000.

                         SUMMARY FINANCIAL INFORMATION

    The following summary consolidated financial data reflect, on a historical basis, our operations and financial position for the periods indicated.

                                                AS OF AND FOR THE
                                                SIX MONTHS ENDED
                                                    JUNE 30,             AS OF AND FOR THE YEAR
                                                   (UNAUDITED)             ENDED DECEMBER 31,
                                               -------------------   ------------------------------
                                                 2000       1999       1999       1998       1997
                                               --------   --------   --------   --------   --------
                                                              (DOLLARS IN MILLIONS)
SELECTED EARNINGS DATA:
  Revenues...................................  $  199.4   $  131.4   $  285.2   $  260.1   $  246.4
  Interest expense...........................     109.1       64.5      130.0      126.7      124.7
  Net income.................................      38.9       32.9       78.2       71.5       56.1

Ratio of income to fixed charges(1)..........      1.55       1.80       1.95       1.80       1.68

SELECTED BALANCE SHEET DATA:
  Financing receivables, net.................  $2,618.5    1,887.8   $2,020.1    1,848.6    1,722.2
  Cash and cash equivalents..................      41.1       20.2       26.9       20.3       39.1
  Equipment under operating leases, net......   1,475.5      812.5      828.2      889.2      922.2
  Equipment held for sale or re-lease........      54.9       73.9       66.0       62.3        0.7
  Accounts due from The Boeing Company and
    Boeing Capital Services Corporation......       5.1         --        2.6         --         --
  Other assets...............................      90.0       43.0       99.8       41.0       38.6
                                               --------   --------   --------   --------   --------
    Total assets.............................  $4,285.1   $2,837.4   $3,043.6   $2,861.4   $2,722.8

  Short-term notes payable...................     520.1      187.9      271.0      236.7      149.0
  Accounts payable and accrued expenses......      38.0       33.4       38.5       35.6       49.1
  Accounts due to The Boeing Company and
    Boeing Capital Services Corporation......        --        0.9         --        6.7       37.2
  Other liabilities..........................     129.9       94.6       96.5       84.8       97.2
  Deferred income taxes......................     442.0      391.8      427.5      383.3      388.3
  Long-term debt
    Senior...................................   1,696.1    1,688.1    1,741.8    1,678.7    1,579.0
    Intercompany.............................     858.5         --         --         --         --
    Subordinated.............................      44.9       44.9       44.9       54.9       69.9
                                               --------   --------   --------   --------   --------
      Total liabilities......................   3,729.5    2,441.6    2,620.2    2,480.7    2,369.7

  Shareholder's equity.......................     555.6      395.8      423.4      380.7      353.1

Dividends accrued on preferred stock:........       0.6        0.6        0.6        0.6        0.6

------------------------

(1) For the purposes of computing the ratio of income to fixed charges, income consists of income before provision for income taxes and fixed charges; and fixed charges consist of interest expense and preferred stock dividends.

                          DESCRIPTION OF SENIOR NOTES

    This description of the terms of the Floating Rate Senior Notes due 2002 (the "2002 Notes"), the 7.10% Senior Notes due 2005 (the "2005 Notes") and the 7.375% Senior Notes due 2010 (the "2010 Notes" and, together with the 2002 Notes and the 2005 Notes, the "Notes") supplements the description of the general terms and provisions of the Senior Securities in the accompanying prospectus. If this summary differs in any way from that description in the accompanying prospectus, you should rely on this summary. The 2002 Notes, the 2005 Notes and the 2010 Notes will each be issued as a separate series of Senior Securities which we have registered for issuance on terms to be determined at the time of their sale. Whenever we refer in this Description of Senior Notes to terms defined in the Senior Indenture, we intend that the defined terms be incorporated herein by reference.

    As used in this Description of Senior Notes, the terms "we," "our," "us" and "Boeing Capital" do not include any of our current or future subsidiaries, unless the context otherwise indicates.

GENERAL

    The Notes will be issued under the Senior Indenture, dated as of August 31, 2000, between us and Bankers Trust Company, as trustee.

    The Notes initially will be limited to $1,500,000,000 principal amount, consisting of $500,000,000 principal amount of 2002 Notes, $500,000,000 principal amount of 2005 Notes and $500,000,000 principal amount of 2010 Notes. The 2002 Notes will mature on September 27, 2002, the 2005 Notes will mature on September 27, 2005 and the 2010 Notes will mature on September 27, 2010. The Notes will be redeemable at any time prior to their maturity upon the occurrence of certain events involving U.S. taxation. In addition, the 2005 Notes and the 2010 Notes will be redeemable at any time at their principal amount plus an applicable premium and accrued interest.

    The Notes will be unsecured obligations of Boeing Capital. Each of the 2002 Notes, the 2005 Notes and the 2010 Notes will rank senior to future debt of Boeing Capital that is subordinated to such series of Notes, and will rank equally with debt of Boeing Capital that is not subordinated to such series of Notes.

    Any moneys we pay to a paying agent for the payment of principal of, premium, or interest on the Notes which remains unclaimed at the first anniversary of the date such payment was due will be returned to us. Upon the return of such moneys to us, holders of the Notes, with respect to moneys so returned, will look to Boeing Capital for payment as unsecured general creditors of Boeing Capital and any liability of the paying agent with respect to such moneys will cease.

INTEREST ON THE FLOATING RATE NOTES

    The 2002 Notes will bear interest at a floating rate of interest from September 27, 2000, payable quarterly in arrears on the 27th day of March, June, September and December of each year, commencing December 27, 2000, to the persons in whose names the 2002 Notes are registered on the March 12, June 12, September 12 or December 12 immediately preceding the related interest payment date.

    If any interest payment date, other than at maturity, for the 2002 Notes would otherwise be a day that is not a Business Day (as defined below under "--Interest on the Fixed Rate Notes"), such interest payment date will be postponed to the next day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such interest payment date shall be the immediately preceding Business Day. If the maturity date for the 2002 Notes falls on a day which is not a Business Day, payment of principal and interest with respect to such 2002 Notes will be paid on the next succeeding business day with the same force and effect as if made on such date and no interest on such payment will accrue from and after such date.

    The rate of interest payable from time to time in respect of the 2002 Notes, which we refer to as the "Rate of Interest," will be a floating rate subject to adjustment on a quarterly basis and determined by reference to LIBOR for three-month U.S. dollar deposits, determined as described below, plus a spread of 0.09% per annum. All percentages resulting from any calculation on the 2002 Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts used in or resulting from such calculation on the floating rate notes will be rounded to the nearest cent, with one-half cent being rounded upward.

        (1) At approximately 11:00 a.m. (London time) on the second day on which commercial banks are open for business, including dealings in deposits in U.S. dollars in London (or, for purposes of paragraph (3)(B) below, New
    York), prior to the commencement of the Interest Period (defined below) for which such rate will apply (each such day an "Interest Determination Date"), Bankers Trust Company, as the calculation agent or its successors in this capacity, which we refer to as the "Calculation Agent," will calculate the Rate of Interest for such Interest Period as, subject to the provisions described below, the rate per annum equal to 0.09% above the rate appearing on the Dow Jones Telerate Page 3750 (or such other page as may replace that page on the Dow Jones Telerate Service) for three-month U.S. dollar deposits in the London inter-bank market on such Interest Determination Date. "Interest Period" means the period beginning on, and including, September 27, 2000, and ending on, but excluding, the first interest payment date for the 2002 Notes and each successive period beginning on, and including, an interest payment date for the 2002 Notes and ending on, but excluding, the next succeeding interest payment date for the 2002 Notes.

        (2) If on any Interest Determination Date an appropriate rate cannot be determined from the Dow Jones Telerate Service, the Rate of Interest for the next Interest Period shall, subject to the provisions described below, be the rate per annum that the Calculation Agent certifies to be 0.09% per annum above the arithmetic mean of the offered quotations, as communicated to and at the request of the Calculation Agent by four major banks in London selected by the Calculation Agent, which we refer to as the "Reference Banks," which term shall include any successors nominated by the Calculation Agent, to leading banks in London by the principal London offices of the Reference Banks for three-month U.S. dollar deposits in the London inter-bank market as of 11:00 a.m. (London time) on such Interest Determination Date.

        (3) If on any Interest Determination Date fewer than two of such offered rates are available, the Rate of Interest for the next Interest Period shall be whichever is the higher of:

    (A) The Rate of Interest in effect for the last preceding Interest Period to which (1) or (2) above shall have applied; and

    (B) The Reserve Interest Rate.

    The "Reserve Interest Rate" refers to the rate per annum which the Calculation Agent determines to be 0.09% per annum above either:

       - The arithmetic mean of the U.S. dollar offered rates which at least two New York City banks selected by the Calculation Agent are or were quoting, on the relevant Interest Determination Date, for three-month deposits to the Reference Banks or those of them (being at least two in number) to which such quotations are or were, in the opinion of the Calculation Agent, being so made, or

       - In the event that the Calculation Agent can determine no such arithmetic mean, the arithmetic mean of the U.S. dollar offered rates which at least two New York City banks selected by the Calculation Agent are or were quoting on such Interest Determination Date to leading European banks for a period of three months;

    PROVIDED, HOWEVER, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned above, the Rate of Interest shall be the Rate of Interest specified in (A) above.

    The Calculation Agent shall, as soon as practicable after 11:00 a.m.(London time) on each Interest Determination Date, determine the Rate of Interest and calculate the amount of interest payable in respect of the following Interest Period, which we refer to as the "Interest Amount." The Interest Amount shall be calculated by applying the Rate of Interest to the principal amount of each 2002 Note outstanding at the commencement of the Interest Period, multiplying each such amount by the actual number of days in the Interest Period concerned (which actual number of days shall include the first day but exclude the last day of such Interest Period) divided by 360 and rounding the resultant figure upwards to the nearest cent. The determination of the Rate of Interest and the Interest Amount by the Calculation Agent shall, in the absence of willful default, bad faith or manifest error, be final and binding on all parties. In no event will the rate of interest on the 2002 Notes be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    Boeing Capital shall provide that, so long as any of the 2002 Notes remain outstanding, there shall at all times be a Calculation Agent for the purpose of the 2002 Notes. In the event of the Calculation Agent being unable or unwilling to continue to act as the Calculation Agent or in the case of the Calculation Agent failing duly to establish the Rate of Interest for any Interest Period, Boeing Capital shall appoint another leading bank engaged in the London inter-bank market to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

    All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of interest on the floating rate notes, whether by the Reference Banks, or any of them, or the Calculation Agent, shall, in the absence of willful default, bad faith or manifest error, be binding on Boeing Capital, the Calculation Agent and all of the noteholders and no liability shall, in the absence of willful default, bad faith or negligence, attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions.

INTEREST ON THE FIXED RATE NOTES

    The 2005 Notes and the 2010 Notes will bear interest at the applicable annual rate noted on the cover page of this prospectus supplement. Interest will be payable in arrears on March 27 and September 27 of each year, beginning
March 27, 2001. Interest on the Notes will be paid to holders of record on the March 12 or September 12 immediately before the related interest payment date.

    Interest payments in respect of the 2005 Notes and the 2010 Notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the applicable Notes) to but excluding the applicable interest payment date or maturity date, as the case may be. Interest on the 2005 Notes and the 2010 Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any interest payment date or maturity date falls on a day that is not a Business Day, the required payment of principal and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or maturity date, as the case may be, to the date of such payment on the next succeeding Business Day. As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

OPTIONAL REDEMPTION

    The 2005 Notes and the 2010 Notes will be redeemable at any time, at our option, in whole or in part, on not less than 30 nor more than 60 days' prior notice, prior to their maturity at a redemption price equal to the sum of the principal amount of such Notes, the Make-Whole Amount described below and any accrued and unpaid interest to the date of redemption. Holders of record on a record date that is on or prior to a redemption date will be entitled to receive interest due on the interest payment date.

    The term "Make-Whole Amount" means, the excess, if any, of (i) the aggregate present value as of the date of the redemption of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if redemption had not been made, determined by discounting, on a semiannual basis, the remaining principal and interest at the Reinvestment Rate described below (determined on the third Business Day preceding the date notice of redemption is given) from the dates on which the principal and interest would have been payable if the redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the Notes being redeemed.

    The term "Reinvestment Rate" means .15% for the 2005 Notes and .20% for the 2010 Notes plus, in each case, the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be so calculated and the Reinvestment Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used for purposes of calculating the Reinvestment Rate.

    The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to make the appointment at least 45 Business Days prior to the date of redemption, or if the institution is unwilling or unable to make the calculation, the calculation will be made by an independent investment banking institution of national standing appointed by the trustee.

    If the Reinvestment Rate is not available as described above, the Reinvestment Rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution.

    In the case of any partial redemption, selection of the 2005 Notes and the 2010 Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not listed on a national securities exchange, by lot or by such other method as the trustee in its sole discretion deems to be fair and appropriate.

FURTHER ISSUES

    We may from time to time without notice to, or the consent of, the holders of a series of Notes, create and issue further Notes of the same series, equal in rank to the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) so that the new securities may be consolidated and form a single series with the relevant series of Notes and have the same terms as to status, redemption or otherwise as the relevant series of Notes. In the event that we issue additional Notes of the same series, we will prepare a new prospectus and make a new application to list such securities on the Luxembourg Stock Exchange.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the series of Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

        (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

           (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

           (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

           (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

           (d) being or having been a "10-percent shareholder" of ours as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or any successor provision; or

           (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

        (2) to any holder that is not the sole beneficial owner of a Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

        (3) to any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States, or otherwise with respect to the status, of the holder or beneficial owner of such Note (or any beneficiary, settlor, beneficial owner or member thereof), if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party, or by any official interpretation or ruling promulgated pursuant to any of the foregoing, as a precondition to exemption from such tax, assessment or other governmental charge;

        (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

        (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

        (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

        (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any senior note, if such payment can be made without such withholding by any other paying agent; or

        (8) in the case of any combination of items (1), (2), (3), (4), (5),
    (6) and (7).

    The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Senior Notes--Redemption for Tax Reasons," we shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

    As used under this heading, "--Payment of Additional Amounts," and under the headings "Description of Senior Notes--Redemption for Tax Reasons" and "United States Federal Tax Considerations," the terms "United States" and "U.S." mean the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and the term "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, will also be United States persons. "Non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

    If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading "Description of Senior Notes--Payment of Additional Amounts" with respect to a series of Notes, we may, at our option, redeem, as a whole, but not in part, the relevant series of Notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount together with interest accrued but unpaid thereon to the date fixed for redemption.

BOOK ENTRY, DELIVERY AND FORM

    Each series of Notes will be issued in one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. We will not issue Notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository (the "Depository Participants"). Investors may elect to hold interests in the global securities through either the Depository (in the United States), or Clearstream Banking, societe anonyme ("Clearstream Luxembourg") or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of those systems, or, indirectly, through organizations that are participants in those systems.

Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and The Chase Manhattan Bank acts as U.S. depositary for Euroclear (the "U.S. Depositaries"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying prospectus, the global securities may be transferred, in whole but not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

    Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant either directly or indirectly.

    Distributions with respect to each series of Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

    Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation, which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System, the New York State Banking Department and the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

    Distributions with respect to each series of Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for each series of Notes will be made in immediately available funds. Secondary market trading between Depository Participants will occur in the ordinary way in accordance with the Depository's rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg Participants and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected within the Depository in accordance with the Depository's rules on behalf of the relevant European international clearing system by its U.S. Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

    Because of time-zone differences, credits of Notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depository Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits, or any transactions in the Notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Depository Participant will be received with value on the business day of settlement in the Depository but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depository. In the event that the Notes are no longer held through the book-entry facilities of the Depository or a successor to the Depository, Boeing Capital, so long as Notes are listed on the Luxembourg Stock Exchange, will maintain an agent in Luxembourg for making payments on, and transfers of, Notes.

    Although the Depository, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depository, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

    The following is a summary which describes the material United States federal income tax consequences of the ownership and disposition of Notes to initial holders of the Notes purchasing the Notes at the public offering price set forth on the cover page of this prospectus supplement. The discussion below is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. These statements address only the tax consequences to initial holders holding Notes as capital assets within the meaning of section 1221 of the Code. They do not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction, or other integrated transaction, traders in securities that elect to mark to market, or holders liable for alternative minimum tax. Persons considering the purchase of the Notes should consult their tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdictions, to their particular situations;

    As used in this prospectus supplement, a "United States Holder" of a senior note means a beneficial owner that is for United States federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation or partnership, (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise);

    - an estate the income of which is subject to United States federal income taxation regardless of its source;

    - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

    - any holder of a senior note whose income or gain in respect of its investment in a senior note is effectively connected with the conduct of a trade or business in the United States.

    As used in this prospectus supplement, the term "Non-United States Holder" means a beneficial owner of a senior note that is not a United States Holder.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

    PAYMENTS OF INTEREST. Interest on a senior note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's regular method of accounting for federal income tax purposes.

    SALES, EXCHANGE OR RETIREMENT. Upon the sale, exchange or retirement of a senior note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement of the senior note and the holder's adjusted tax basis in the senior note. A United States Holder's adjusted tax basis in a senior note will generally equal the cost of the senior note to the holder. The amount realized excludes any amounts attributable to interest accrued between interest payment dates which will be includible in income as interest in accordance with the United States Holder's method of accounting if not previously included in income. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, or retirement the senior note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

       A. payments of principal and interest on the Notes by us or our paying agent to any Non-United States Holder will be exempt from United States federal withholding tax, provided that: the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; the holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and the statement requirement set forth in section 871 (h) or section 881 (c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

       B. Non-United States Holders of a Notes will not be subject to United States federal income tax on gain realized on the sale, exchange, or retirement of the Notes, unless: the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or the gain is effectively connected with the holder's conduct of a trade or business in the United States; and

       C. Notes held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of the individual's death, payments with respect to the senior note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

    The certification requirement referred to in sub-paragraph (A) will be fulfilled if the beneficial owner of a senior note certifies on Internal Revenue Service ("IRS") Form W-8, Form W-8BEN, or other successor form, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) the beneficial owner files IRS Form W-8, Form W-8BEN, or other successor form with the withholding agent or (ii) in the case of a senior note held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8, Form W-8BEN, or other successor form from the holder and furnishes the withholding agent with a copy of those forms. With respect to Notes held by a foreign partnership, under current law, the IRS Form W-8 may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the IRS, for interest and disposition proceeds paid with respect to a senior note after December 31, 2000, the foreign partnership will generally be required (and may be permitted earlier), in addition to providing an intermediary IRS Form W-8IMY or other successor form, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

    If a Non-United States Holder of a senior note is engaged in a trade or business in the United States, and if interest on the senior note (or gain realized on its sale, exchange, or other disposition) is effectively connected with the conduct of its trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on its effectively connected income, generally in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide to the withholding agent a properly executed IRS Form 4224, Form W-8ECI, or other successor form to claim an exemption from withholding tax. In addition, if a Non-United States Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current United States federal income tax law, information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, a 31% backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    Information reporting and backup withholding will not apply to payments made on a senior note if the certifications required by Section 871 (h) and 881
(c) as described above are received, provided that we or our paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

    Under current Treasury regulations, payments on the sale, exchange, or other disposition of a senior note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) in the case of payments made after December 31, 2000, a foreign partnership if, at any time during its tax year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

    Treasury regulations recently issued by the IRS, which are generally effective for payments after December 31, 2000, make certain modifications to the certification procedures applicable to a Non-United States Holder. Non-United States Holders of Notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from those rules, and the procedure for obtaining an exemption, if available.

    Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS. In addition to providing the necessary information, the holder must file a United States income tax return in order to obtain a refund of the excess withholding.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated September 20, 2000, each underwriter named below has severally agreed to purchase, and Boeing Capital has agreed to sell to such underwriter, the principal amount of each series of Notes set forth opposite the name of such underwriter. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as joint book-running managers.

                                                 PRINCIPAL AMOUNT   PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
                                                  OF 2002 NOTES      OF 2005 NOTES      OF 2010 NOTES
NAME                                             ----------------   ----------------   ----------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.........................    $196,250,000       $196,250,000       $196,250,000
Salomon Smith Barney Inc.......................     196,250,000        196,250,000        196,250,000
Banc of America Securities LLC.................      12,500,000         12,500,000         12,500,000
Chase Securities Inc...........................      12,500,000         12,500,000         12,500,000
Credit Suisse First Boston Corporation.........      12,500,000         12,500,000         12,500,000
Deutsche Bank Securities Inc...................      12,500,000         12,500,000         12,500,000
Goldman, Sachs & Co............................      12,500,000         12,500,000         12,500,000
J.P. Morgan Securities Inc.....................      12,500,000         12,500,000         12,500,000
Morgan Stanley & Co. Incorporated..............      12,500,000         12,500,000         12,500,000
ABN AMRO Incorporated..........................       5,000,000          5,000,000          5,000,000
BNY Capital Markets, Inc.......................       5,000,000          5,000,000          5,000,000
Daiwa Securities SB Capital Markets Europe
  Limited......................................       5,000,000          5,000,000          5,000,000
Mitsubishi Trust International Limited.........       5,000,000          5,000,000          5,000,000
                                                   ------------       ------------       ------------
          Total................................    $500,000,000       $500,000,000       $500,000,000
                                                   ============       ============       ============

    The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes.

    The underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives, propose to offer some of the 2002 Notes, the 2005 Notes and the 2010 Notes directly to the public at the respective public offering prices set forth on the cover page of this prospectus supplement and some of the 2002 Notes, the 2005 Notes and the 2010 Notes to certain dealers at such respective public offering prices less a concession not in excess of .125% of the principal amount of the 2002 Notes, not in excess of .25% of the principal amount of the 2005 Notes and not in excess of .35% of the principal amount of the 2010 Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of .05% of the principal amount of the 2002 Notes, not in excess of .15% of the principal amount of the 2005 Notes and not in excess of .25% of the principal amount of the 2010 Notes, on sales to certain other dealers. After the initial offering of the Notes, the public offering prices and such concessions may be changed by the representatives.

    The following table shows the underwriting discounts and commission to be paid to the underwriters by Boeing Capital in connection with this offering (expressed as a percentage of the respective principal amounts of the Notes).

                                                           PAID BY BOEING CAPITAL
                                                           ----------------------
Per 2002 Note............................................           0.200%
Per 2005 Note............................................           0.350%
Per 2010 Note............................................           0.450%

    In connection with the offering of the Notes, certain underwriters and their affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. These transactions may include stabilization transactions in accordance with Rule 104 of Regulation M, pursuant to which these persons may bid for or purchase Notes for the purpose of stabilizing their market price. The underwriters also may create a short position for the account of the underwriters by selling more Notes in connection with the offering than they are committed to purchase from us, and in this case may purchase Notes in the open market following completion of the offering to cover the short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, but if any are undertaken, they may be discontinued at any time.

    The 2002 Notes, the 2005 Notes and the 2010 Notes are each a new issue of securities, and, although application has been made to list the Notes on the Luxembourg Stock Exchange, there is currently no established trading market for the Notes. We have been advised by the underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any of the respective series of the Notes.

    We expect to incur expenses of approximately $775,000, not including the underwriting discount, in connection with this offering.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five days, to specify alternative settlement arrangements to prevent a failed settlement.

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Boeing Capital or its affiliates. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

    The validity of the Notes will be passed upon for us by Sidley & Austin, Los Angeles, California, and for the underwriters by Brown & Wood LLP, New York, New York.

                              GENERAL INFORMATION

LISTING

    Application has been made to list the Notes on the Luxembourg Stock Exchange. Our Certificate of Incorporation and the legal notice relating to the issue of the Notes will be deposited prior to the listing with the Registrar of the District Court in Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG), where such documents are available for inspection and where copies may be obtained on request, free of charge. As long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, an agent for making payments on, and transfers of, Notes will be maintained in Luxembourg.

MANAGEMENT OF BOEING CAPITAL CORPORATION

    Our corporate headquarters are located at 500 Naches Ave., SW, 3rd Floor, Renton, Washington, 98055, USA. The following people comprise the management of Boeing Capital Corporation: Michael M. Sears, Chairman of the Board; Thomas J. Motherway, President; Steven W. Vogeding, Vice President--Chief Financial Officer; Steven D. Williamson, Vice President--Commercial Finance Business Development; John F. Rosenthal, Treasurer; Robert W. Gordon, Vice President--Space & Defence Business Development; Stephen J. Novak, Vice President--Portfolio Management; Scott Scherer, Vice President--Commercial Airplanes Business Development; and Michael C. Draffin, Vice President--Taxes & Associate General Counsel and Secretary.

CONSENTS

    We have obtained all material consents, approvals and authorizations in connection with the issue of the Notes. The issue of the Notes was authorized by resolutions of our Board of Directors passed on September 6, 2000.

INCORPORATION BY REFERENCE

    The information indicated under the section "Where You Can Find More Information" in the accompanying prospectus, which includes the audited consolidated financial statements of Boeing Capital as of, and for the fiscal years ended, December 31, 1999 and 1998, as well as the interim financial statements of Boeing Capital as of, and for the six months ended, June 30, 2000, is incorporated by reference into this prospectus supplement and is available, free of charge, at the specified office of the Luxembourg listing agent as set forth below under "Documents."

DOCUMENTS

    You may inspect copies of the following documents, as well as any other agreement referenced in this prospectus supplement, at the specified office of the listing agent in Luxembourg:

    - our Certificate of Incorporation;

    - the underwriting agreement relating to the Notes; and

    - the Senior Indenture.

    In addition to information available as indicated under the section "Where You Can Find More Information" in the accompanying prospectus, copies of our most recent consolidated financial statements for the preceding financial year, and any interim quarterly financial statements published, will be available, free of charge, at the specified office of the listing agent in Luxembourg for so long as the Notes are listed on the Luxembourg Stock Exchange. Boeing Capital publishes only consolidated financial statements.

    The listing agent in Luxembourg will act as intermediary between Boeing Capital and the Luxembourg Stock Exchange.

    There has been no material adverse change in our financial position since December 31, 1999.

CLEARING SYSTEMS

    The Notes have been accepted for clearance through the facilities of The Depository Trust Company, Clearstream Luxembourg and Euroclear. Relevant trading information is set forth below.

                                       ISIN         COMMON CODE      CUSIP
                                  ---------------   -----------   -----------
2002 Notes......................     US097014AA24    011837867      097014AA2
2005 Notes......................     US097014AB07    011831524      097014AB0
2010 Notes......................     US097014AC89    011838405      097014AC8

NOTICES

    All notices will be deemed to have been given upon (i) the mailing by first class mail, postage prepaid, of the notices to holders of the Notes at their registered addresses as recorded in the register; and (ii) so long as the Notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of the notice to the holders of the Notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT) or, if that publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, that is published each business day in morning editions, whether or not published in Saturday, Sunday or holiday editions.

    We will provide notice of any optional redemption of Notes by us no less than 30 days and no more than 60 days prior to such redemption.

LITIGATION

    A number of Boeing Capital legal proceedings and claims are pending or have been asserted against Boeing Capital. A substantial number of such legal proceedings and claims are covered by third parties, including insurance companies. Boeing Capital believes that the final outcome of such proceedings and claims will not have a material adverse effect on its earnings, cash flow or financial position.

GOVERNING LAW AND JURISDICTION

    The Senior Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

    Any New York State or United States federal court sitting in The City of New York or in the Borough of Manhattan shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with the Notes.

                                   PROSPECTUS

                          for an offering for sale of
                                 $2,640,000,000
                                       of
                           BOEING CAPITAL CORPORATION
                                DEBT SECURITIES

    - This Prospectus describes debt securities which Boeing Capital Corporation may issue and sell at various times. The section of this Prospectus entitled The Debt Securities provides general information about the debt securities. The Prospectus Supplement provides the specific terms of the debt securities.

    - The total principal amount of the debt securities issued under this Prospectus will not exceed $2,640,000,000.

    - We may distribute the debt securities through underwriters, dealers or agents, or may sell directly to investors. More detailed information is provided under the heading "How We Plan to Distribute the Debt Securities."

    - The date of this Prospectus is August 31, 2000.

    - Investing in our debt securities involves risks. You should read the "Risk Factors" section in the accompanying Prospectus Supplement to find out about these risks.

    - Neither the Securities and Exchange Commission nor any state securities commission has approved the debt securities or determined if this Prospectus and the Prospectus Supplement are truthful or complete. It is illegal for anyone to tell you otherwise.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION ABOUT US................      3

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS............      3

DESCRIPTION OF OUR BUSINESS AND OUR COMPANY.................      4

GENERAL INFORMATION ABOUT BOEING CAPITAL....................      4

USE OF PROCEEDS.............................................      5

RATIO OF EARNINGS TO FIXED CHARGES..........................      5

THE DEBT SECURITIES.........................................      5

HOW WE PLAN TO DISTRIBUTE THE DEBT SECURITIES...............     16

LEGAL OPINIONS REGARDING THE VALIDITY OF THE DEBT
  SECURITIES................................................     17

EXPERTS.....................................................     17

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

    We are subject to the information requirements of the Securities and Exchange Act of 1934, and accordingly we file reports, proxy statements and other information with the SEC. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 50249. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also find our SEC filings at the SEC's Internet website at http://www.sec.gov.

    The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to our SEC filings. Information incorporated by reference is considered to be part of this Prospectus and information that we file with the SEC after the date of this Prospectus will automatically update and supersede the information in this Prospectus. We incorporate by reference in this Prospectus the following filings we have made with the SEC:

    - our annual report on Form 10-K for the year ended December 31, 1999 (as amended by Form 10-K/A filed on March 27, 2000);

    - our quarterly report on Form 10-Q for the quarter ended March 31, 2000;

    - our quarterly report on Form 10-Q for the quarter ended June 30, 2000;

    - our current report on Form 8-K dated March 31, 2000 as filed with the SEC on April 13, 2000; and

    - all future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities.

    You may receive a copy of any of these filings, at no cost, by writing or calling Boeing Capital Corporation, 4060 Lakewood Blvd., Sixth Floor, Long Beach, California 90808-1700, Attention: Treasury Department, telephone: (562) 627-3000.

    We have filed a registration statement with the SEC to register the debt securities under the Securities Act of 1933. This Prospectus is part of that registration statement, but omits certain information contained in the registration statement as permitted by the SEC rules. You may obtain copies of the registration statement by writing to the address or calling the telephone number in the paragraph above.

                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

    Certain statements in or incorporated by reference in this Prospectus and in the Prospectus Supplement are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements give our current expectations or forecasts of future events and the future performance of Boeing Capital and do not relate directly to historical or current events or the historical or current performance of Boeing Capital. Most of these statements contain words that identify them as forward-looking, such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," or other words that relate to future events, as opposed to past or current events.

    You should understand as you read this Prospectus that any forward-looking statement in this Prospectus or in the Prospectus Supplement may turn out to be wrong. A forward-looking statement may turn out to be wrong because our assumptions or predictions were in error, or because unknown risks arose after the date of this Prospectus. For example, among other things, any of the following could render a forward-looking statement inaccurate or wrong:

    - changes in general economic and business conditions affecting the commercial finance industry;

    - our ability to compete with other commercial finance companies;

    - the level of demand for financing; and

    - changes in our business strategies (or in our parent company's strategies).

    Please realize that an inaccurate or incorrect forward-looking statement may mean that the future performance of Boeing Capital will vary materially from the future performance predicted in this Prospectus and from the historical and current performance of Boeing Capital.

                  DESCRIPTION OF OUR BUSINESS AND OUR COMPANY

    We are a commercial finance company. Our primary businesses are commercial aircraft financing and commercial finance. Accordingly, our business is broken into two main groups: the commercial aircraft finance group and the commercial finance group. The commercial aircraft finance group operates primarily out of Boeing Capital's headquarters located at 500 Naches Avenue, SW, Third Floor, Renton, Washington 98055 and the commercial finance group operates primarily out of Boeing Capital's office located at 4060 Lakewood Boulevard, Sixth Floor, Long Beach, California 90808-1700 and their respective telephone numbers are
(425) 393-0153 and (562) 627-3000. Unless the context otherwise indicates, the terms "we," "us," or "Boeing Capital" mean Boeing Capital Corporation and its wholly-owned subsidiaries.

THE COMMERCIAL AIRCRAFT FINANCE GROUP

    Through our commercial aircraft finance group, we finance commercial aircraft by purchasing aircraft subject to lease to airlines and by providing secured financing for aircraft purchases. Until 1986, Boeing Capital financed only McDonnell Douglas aircraft. Since 1986, Boeing Capital has financed aircraft manufactured by manufacturers other than McDonnell Douglas; however, aircraft manufactured by McDonnell Douglas continue to comprise a majority of Boeing Capital's commercial aircraft portfolio.

    As of June 30, 2000 and December 31, 1999, the carrying value of Boeing Capital's commercial aircraft portfolio was $2,511.9 million and $1,410.8 million, respectively. These numbers represent 59.2% and 48.5% respectively, of Boeing Capital's total portfolio. The significant increase in both the carrying value of Boeing Capital's commercial aircraft portfolio and the percentage of Boeing Capital's total portfolio is due to the acquisition of a portfolio of leases, the related aircraft equipment and loans secured by aircraft and related assets from its parent, The Boeing Company.

THE COMMERCIAL FINANCE GROUP

    Through our commercial finance group, we provide single-investor, tax-oriented lease financing and debt financing. The group specializes in leasing equipment such as executive aircraft, machine tools, over-the-road transportation equipment, printing equipment, vessels and other types of equipment which it believes will maintain strong collateral and residual values. The group is based in Long Beach, but maintains marketing offices in Chicago, Illinois, Atlanta, Georgia, Austin, Texas and Detroit, Michigan. The group obtains business primarily through the direct solicitation of customers and brokers/syndicators by its marketing personnel.

    As of June 30, 2000 and December 31, 1999, the carrying value of Boeing Capital's commercial finance portfolio was $1,727.7 million and $1,497.6 million, respectively. These numbers represent 40.7% and 51.5%, respectively, of Boeing Capital's total portfolio.

                    GENERAL INFORMATION ABOUT BOEING CAPITAL

    Boeing Capital was incorporated in Delaware in 1968 and is a wholly-owned subsidiary of Boeing Capital Services Corporation, which is a wholly-owned subsidiary of McDonnell Douglas Corporation, which, in turn, is a wholly-owned subsidiary of The Boeing Company. We became an indirect subsidiary of The Boeing Company on August 1, 1997 as the result of the merger of McDonnell Douglas Corporation with a subsidiary of The Boeing Company.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, we will use the net proceeds from the sale of the debt securities:

    - to fund the acquisition of businesses and parts of businesses;

    - to purchase equipment for leases and loans; and

    - for other corporate purposes such as reducing indebtedness, including indebtedness we owe to McDonnell Douglas Corporation and The Boeing Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows the ratio of our earnings to fixed charges for the periods indicated:

                                                                                                               SIX MONTHS
                                                                        YEARS ENDING                              ENDED
                                                                        DECEMBER 31,                            JUNE 30,
                                                    ----------------------------------------------------   -------------------
                                                      1999       1998       1997       1996       1995       2000       1999
(DOLLARS IN MILLIONS)                               --------   --------   --------   --------   --------   --------   --------
Ratio of income before provisions for income taxes
  and fixed charges to fixed charges..............    1.95       1.80       1.68       1.62       1.57       1.55       1.80
                                                      ----       ----       ----       ----       ----       ----       ----

    We have computed these ratios by dividing earnings available for fixed charges for each period by fixed charges for that period. For purposes of these computations, we calculated "earnings" by adding our pre-tax income and our fixed charges. We calculated "fixed charges" by adding the interest we pay on our indebtedness, the amount we amortize for debt financing costs and our estimate of the amount of the interest within our rental expense.

                              THE DEBT SECURITIES

    We may offer and sell from time to time two types of debt securities. We have designated the first type as Senior Securities and the second type as Subordinated Securities.

    The Senior Securities are to be issued under an indenture dated as of August 31, 2000 (the "Senior Indenture"), between Boeing Capital and Bankers Trust Company, as trustee ("Bankers Trust"). The Subordinated Securities are to be issued pursuant to an indenture dated as of August 31, 2000 (the "Subordinated Indenture"), between Boeing Capital and Bankers Trust, as trustee. The Senior Securities and Subordinated Securities are referred to herein as the "debt securities". The Senior Indenture and Subordinated Indenture are collectively referred to herein as the "Indentures" and Bankers Trust is herein referred to as the "Trustee".

    The following description of the debt securities summarizes certain of the material provisions of the Indentures and the debt securities. This summary is not intended to be a full restatement of all of the terms of the debt securities. We urge you to read the Indentures because they, and not this description, will define your rights as a holder of the debt securities. We have filed the Indentures as exhibits to the Registration Statement of which this Prospectus is a part.

    The following description relates generally to every series of debt securities. The particular terms of any series of debt securities will be set forth in the Prospectus Supplement that relates to such series. If any information in the Prospectus Supplement differs from the general terms described below, you should rely on the information in the Prospectus Supplement with respect to the particular debt securities being offered.

GENERAL

    The debt securities will be unsecured general obligations of Boeing Capital. The Senior Securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The Subordinated Securities will be subordinated to all of our existing and future senior indebtedness as described below under "Subordination".

    The Indentures do not limit the aggregate principal amounts of debt securities that may be issued thereunder. The Indentures allow us to issue debt securities from time to time in one or more series with varying maturities, at par or at a discount. The Indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series or establish additional terms for such series of debt securities.

    You should refer to the Prospectus Supplement applicable to the debt securities for which this Prospectus is being delivered with respect to the following terms:

    - the title of the debt securities being offered and whether they are Senior Securities, Subordinated Securities or both;

    - the aggregate principal amount and the denominations in which the debt securities are being offered;

    - the price or prices at which the debt securities are being offered;

    - the date or dates on which the principal of the debt securities is scheduled to become due;

    - the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the formula by which the interest will be calculated; the date or dates from which such interest will accrue, and the method by which such interest will be paid;

    - the terms and conditions upon which we may redeem the debt securities;

    - any obligation by us to redeem, purchase or repay the debt securities at the option of the holder;

    - any provisions for the establishment of a sinking, purchase or other similar fund, if any;

    - whether the debt securities are to be issued as fully registered securities, bearer securities or both, and with or without coupons, or both;

    - whether the debt securities will be issued in whole or in part in the form of a global certificate;

    - any provisions for the payment of specified taxes, assessments or other governmental charges to non-United States persons or option to redeem the affected debt securities in lieu of making such payments;

    - any additional covenants applicable to the debt securities;

    - the currency or currency unit of payment of principal of and premium, if any, and interest on such debt securities, and any index used to determine the amount of principal of and premium, if any, and interest on such debt securities;

    - any events of default other than those described in the Indentures; and

    - any other terms of such debt securities.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The debt securities of a series may be issued in fully registered form, as bearer securities with coupons attached or both. The debt securities of a series may be issuable in permanent global form. If the debt securities are issuable as both registered and bearer securities, the holder can opt to exchange the bearer securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) for registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Unless the Prospectus Supplement for such series provides otherwise, bearer securities that are to be exchanged between a record date and a date on which the next interest payment is due will be surrendered without the coupon relating to such interest payment and such interest payment will be made to the holder of the coupon when due. We will not issue bearer securities in exchange for registered securities.

    The debt securities may be presented for exchange and registration of transfer at the offices of the Trustee, Four Albany Street, New York, New York 10006, Attention: Corporate Trust and Agency Group. The debt securities may also be submitted to transfer agents designated by us in the applicable Prospectus Supplement. The transfer or exchange will be effected when the Trustee or authorized transfer agent is satisfied with the documents of title and the identity of the person making the request. At a minimum, we will establish transfer agents, in the case of registered securities, in each place where payments can be made with respect to such series, and in the case of bearer securities, in each place of payment for such series located outside the United States. Additional transfer agents may be designated in the Prospectus Supplement or otherwise from time to time and we reserve the right to rescind the designation of any transfer agent or to approve a change in the location through which any transfer agent acts. While there will be no service charge for any registration of transfer or exchange of the debt securities, we may require payment of an amount sufficient to cover any taxes and other governmental charges associated with such registration.

    If only part of a series of outstanding debt securities is to be called for redemption, we will not be required to do the following:

    1. register the transfer of or exchange debt securities of the series to be redeemed from 15 days before the date notice is given identifying the serial numbers of the debt securities to be redeemed and ending at the close of business on (a) the day of mailing of the notice of redemption, if the debt securities of such series are issuable only as registered securities, (b) the first day of publication of the notice of redemption, if the debt securities of such securities are issuable ONLY as bearer securities, or (c) the day of mailing of the notice of redemption if the debt securities of such series are issuable as both registered securities and bearer securities and no publication of the notice has been made;

    2. register the transfer or exchange of any registered security called for redemption except for the portion, if any, that is not being redeemed;

    3. exchange any bearer securities called for redemption, except in exchange for registered securities of that series of like tenor and principal amount that will be immediately surrendered for redemption.

PAYMENT

    We will make payments of principal of and premium, if any, and interest, if any, on registered securities at the offices of the agent or agents designated by us to make such payments. We may also make payments of interest, at our option, by check mailed to the address of the person appearing on the securities register maintained by Trustee or by wire transfer to the account of the person appearing on such register. Unless otherwise set forth in the applicable Prospectus Supplement, we will make payments of interest due on the registered securities to the holder of record as it appears on the register maintained by the Trustee at the close of business on the date established for making such determination.

    Unless otherwise indicated in the applicable Prospectus Supplement, we will make payments of principal of and premium, if any, and interest, if any, on bearer securities, subject to any applicable law and regulations, at the offices of paying agents designated by us located outside the United States, or by check or wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, we will only make payments of interest on bearer securities against surrender of the coupon relating to such interest installment.

    We have designated the Trustee as our sole paying agent for debt securities issuable solely as registered securities. We have designated, in the case of (a) registered securities, the Trustee as paying agent in the Borough of Manhattan, The City of New York and, (b) bearer securities, a paying agent in each place outside of the United States where such debt securities or their associated coupons may be surrendered for payment, provided, however, that if such debt securities are listed on a stock exchange located outside the United States and if required by the rules of such stock exchange, we have agreed to maintain a paying agent in such cities outside the United States as required.

    Additional paying agents may be designated in the Prospectus Supplement or otherwise from time to time and we reserve the right to rescind the designation of any paying agent or to approve a change in the location through which any paying agent acts.

    Any moneys we pay to a paying agent for the payment of principal of, premium, or interest on the debt securities which remains unclaimed at the first anniversary of the date such payment was due will be returned to us.

GLOBAL SECURITIES

    We may issue the debt securities in global form. The global securities may be issued in registered or bearer form and may be temporary or permanent. The global securities will be deposited with, or on behalf of, the depository identified in the applicable Prospectus Supplement. The Prospectus Supplement will also describe the circumstances, if any, under which beneficial owners may be able to exchange their interest in a global security for definitive securities of the same series. You are advised to refer to the Prospectus Supplement for more detailed information with respect to the issuance of definitive securities and the terms thereof, and the terms of the depositary arrangements we have made with respect to any global security.

CERTAIN COVENANTS

DEFINITIONS.

    The following defined terms will be used in this description of the covenants:

    "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) evidencing equity ownership.

    "Consolidated Assets" means the amount of all assets which under generally accepted accounting principles as in effect on the date of such balance sheet would appear on our consolidated balance sheet (after deducting related depreciation, amortization, unearned finance charges, allowance for credit losses and other valuation reserves), but not including goodwill, unamortized debt discount and expenses, corporate organization expenses, patents and trademarks.

    "Consolidated Liabilities" means the amount of all liabilities which under generally accepted accounting principles as in effect on the date of such balance sheet would appear on our consolidated balance sheet, including, without limitation, the par value or involuntary liquidation value, whichever is greater, of minority interests, if any, in preference stock of all subsidiaries, but not including the following: redeemable preferred or preference stock, minority interests, if any, in common stock of subsidiaries, valuation reserves (including unearned finance charges and allowances for credit losses deducted from assets), our Capital Stock and surplus and surplus reserves, deferred taxes, deferred investment tax credits and any of our Subordinated Indebtedness.

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
    "Debt" means, with respect to any person, all obligations for borrowed money of such person which in accordance with generally accepted accounting principles shall be classified upon a balance sheet of such person as liabilities of such persons, including (a) direct debt and other similar monetary obligations of such person, (b) obligations secured by any lien upon property owned by such person or obligations created or arising under any conditional sale, capital lease, or other title retention agreement with respect to property acquired by such person; provided, however, that debt does not include any indebtedness, including purchase money indebtedness, with respect to which a creditor has no recourse against the obligor except recourse to specific property the acquisition of which was financed by or otherwise secures such indebtedness, or the proceeds of any sale or lease of such property or both, and (c) obligations under agreements to pay installments of purchase price or other like payments with respect to fixed assets not utilized by such person or its subsidiaries in the ordinary course of business, including obligations ostensibly to pay rent under which an equity interest is to be acquired in the rented property. Debt includes all guarantees of such person to the extent the amount of such guarantees is in excess of 50% of the Shareholder's Equity of such person.

    "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract (but excluding a landlord's statutory lien for rent not yet due), and including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Indentures, Boeing Capital shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, capital lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other person for security purposes.

    "Original Issue Discount Security" means any debt security which provides for an amount less than the principal amount thereof to be due and payable.

    "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

    "Senior Indebtedness" means all of the indebtedness of, or guaranteed by, Boeing Capital for borrowed money (including the principal of, premium, if any, or interest on any such borrowed money and any commitment fees for unborrowed amounts which, if borrowed, would constitute Senior Indebtedness), whether currently outstanding or hereafter incurred, unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is subordinate to other indebtedness and obligations of Boeing Capital.

    "Shareholder's Equity" of any Person means the shareholder's equity appearing on the balance sheet of such Person as determined under generally accepted accounting principles.

    "Subordinated Indebtedness" means the Subordinated Securities and all other indebtedness of, or guaranteed by, Boeing Capital whether or not outstanding on the date of the Subordinated Indenture, which is by the terms thereof made subordinate and junior in right of payment to all Senior Indebtedness.

LIMITATION UPON LIENS

    The Indentures provide that we will not, create or permit to continue in existence any Lien or charge of any kind, upon any of our Property or assets unless the debt securities then outstanding shall be equally and ratably secured (subject, in the case of the Subordinated Securities, to subordination as to rights of payment as provided in the Subordinated Indenture), with any other obligation or indebtedness so secured, except that we may:

    (a) lease or sublease Property to others in the ordinary course of our business or lease or sublease any Property if such Property is not needed by us in the operation of our business;

    (b) create, assume and incur or permit to exist Liens on Property acquired or constructed by us to secure the purchase price of such Property (or to secure indebtedness for money borrowed or incurred prior to or within 12 months after the acquisition or construction of any such Property to be subject to such Lien for the purpose of such acquisition or construction), or Liens existing on any such Property at the time of acquisition, whether or not assumed, or any Lien existing on any Property of any Person at the time it becomes a subsidiary or is merged or consolidated with Boeing Capital or at the time of acquisition of the assets of a Person as an entirety or substantially as an entirety by Boeing Capital, and any conditional sales agreement or other title retention agreement with respect to any Property hereafter acquired; provided, however, that the aggregate principal amount of the indebtedness secured by all such Liens on any particular Property shall not exceed the cost of such Property, including the improvements thereon, to Boeing Capital, and provided, further, that any such Lien does not extend to other Property owned prior to such acquisition or construction or to Property thereafter acquired or constructed;

    (c) create, assume and incur such Liens that secure indebtedness for borrowed money, including purchase money indebtedness, which are incurred to finance or refinance (irrespective of whether the original acquisition of the Property was with or from money borrowed) the acquisition of Property subject to such Lien and in respect of which the creditor has no recourse against Boeing Capital except recourse to such Property or to the proceeds of any sale or lease of such Property or both;

    (d) create, assume and incur or permit to exist Liens on Property of Boeing Capital in favor of the United States of America or any state thereof, or any department, governmental body, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract, or statute relating thereto;

    (e) make any deposit with or give any form of security to any governmental agency or other body created or approved by law or governmental regulation in order to enable Boeing Capital to maintain self-insurance, or to participate in any fund or payment in connection with workmen's compensation, unemployment insurance, old-age pensions, or other social security, or to share in any privileges or other benefits available to corporations participating in such arrangements, or for any other purpose at any time required by law or regulation promulgated by any government agency or office as a condition to the transaction of any business or the exercise of any privilege or license, or deposit assets of Boeing Capital with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Boeing Capital from any judgment or decree against it, or in connection with any other proceedings in actions at law or suits in equity by or against Boeing Capital;

    (f) incur or suffer to be incurred or to exist upon any of its Property or assets (i) Liens for taxes, assessments or other governmental charges or levies which are not yet due or payable without penalty or of which amount, applicability or validity is being contested by Boeing Capital in good faith by appropriate proceedings and Boeing Capital shall have set aside on its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by generally accepted accounting principles), provided, that foreclosure, distraint, sale or similar proceedings (other than those that may be and are cured by payment) have not been commenced, (ii) the Liens of any judgment and other similar Liens arising in connection with court proceedings, provided such Lien is discharged or the execution or other enforcement of such Lien is effectively stayed within six months of the creation of such Lien, (iii) undetermined Liens or charges incident to construction, (iv) materialmen's, mechanics', workmen's, repairmen's, landlords' liens for rent or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by Boeing

Capital in good faith by appropriate proceedings, or deposits to obtain the release of such Liens or (v) any encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by Boeing Capital in the operation of its business or the value of such property for the purpose of such business;

    (g) create or suffer to be created or to exist in favor of any lender of moneys or holder of commercial paper of Boeing Capital in the ordinary course of business a banker's lien or right of offset in the holder of such indebtedness on moneys of Boeing Capital deposited with such lender or holder in the ordinary course of business;

    (h) create, assume and incur Liens that relate solely to the purchase of, or the investment in or with respect to, a specific item or items of tangible personal property and secures indebtedness evidenced by participation certificates, trust certificates, indentures or the like, however denominated, provided, further, that no such Lien shall constitute a general lien or mortgage on substantially all the tangible assets of Boeing Company;

    (i) refund, replace or extend any Lien permitted by the Indentures for amounts not exceeding the principal amount of indebtedness so refunded or extended at the time of the refunding or extension thereof, and covering only the same Property theretofore securing the same;

    (j) deposit or pledge assets as security for the performance of any contract or undertaking not directly or indirectly related to the borrowing of money or the securing of indebtedness, if made in the ordinary course of business;

    (k)  permit to exist any Lien existing on the date of the Indentures;

    (l) create, assume and incur or permit to exist any Lien on any aircraft or equipment held by Boeing Capital for lease to third parties, if such Lien secures an obligation in respect of money borrowed which provides that recourse to Boeing Capital shall not be had for the payment of such obligation;

    (m) for the avoidance of doubt, create, incur, or suffer to be created or to exist Liens granted in connection with, or otherwise evidencing, the sale or securitization of accounts, leases, chattel paper, instruments, general intangibles or other financial assets of Boeing Capital or any subsidiary; and

    (n) in addition to the Liens permitted by clauses (a) through (m) above, secure an aggregate principal amount of indebtedness of Boeing Capital not in excess of 15% of Consolidated Assets.

    Reference is made to the Prospectus Supplement relating to the Securities offered thereby for information with respect to additional covenants that may be included in the terms of the debt securities.

MERGER AND SALES OF ASSETS BY BOEING CAPITAL

    Boeing Capital may consolidate or merge with or into any other corporation, and Boeing Capital may convey, transfer or lease all or substantially all of its Properties or assets to another Person provided that:

    (a) the corporation formed by such consolidation or into which Boeing Capital is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Boeing Capital substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and if such corporation is not Boeing Capital, shall expressly assume, by an indenture supplemental, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, (and premium, if any) and interest (including all additional amounts, if any) on all the debt securities and the performance of every covenant of the respective Indenture on the part of Boeing Capital to be performed or observed;

    (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Boeing Capital as a result of such transaction as having been incurred by Boeing Capital at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing;

    (c) if, as a result of any such consolidation, merger, conveyance, transfer or lease, the properties or assets of Boeing Capital would become subject to a mortgage, pledge, lien, security interests or other encumbrances which would not be permitted by the applicable Indenture, Boeing Capital or such successor corporation or Person, as the case may be, shall take such steps as shall be necessary to effectively secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

    (d) Boeing Capital has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation (if the corporation formed by such consolidation is not Boeing Capital), merger, conveyance, transfer or lease and such supplemental indenture comply with the terms of the respective Indentures and that all conditions precedent therein provided for relating to such transaction shall have been complied with.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The following events are defined in the Indentures as "events of default":

    - the non-payment of any interest extending 30 days beyond the date such interest payment became due and whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination";

    - non-payment of any principal of (or premium, if any, on) the debt securities of the applicable series as such payments become due whether or not, in the case of the Subordinated Securities, such payment is prohibited by the subordination provisions referred to below under "Subordination";

    - default in the deposit of any sinking fund payment when and as due, whether or not, in the case of the Subordinated Securities, such payment is prohibited by the Subordination provisions referred to below under "Subordination";

    - default in the performance of any other covenant or warranty of Boeing Capital in the respective Indenture which remains unremedied for a period of 60 days after notice of default by the holders of at least 25% in principal amount of the outstanding debt securities of that series or by the Trustee;

    - an event of default, as defined in any mortgage, indenture or instrument evidencing any indebtedness of Boeing Capital for money borrowed (including other series of debt securities) in excess of $35,000,000 aggregate principal amount then outstanding (except that such dollar amount shall not apply with respect to a default with respect to debt securities of any series outstanding), as a result of which such indebtedness of Boeing Capital shall have been accelerated and such acceleration shall not have been annulled or rescinded, or there having been deposited in trust a sum of money sufficient to discharge in full such indebtedness, within a period of 20 days after written notice thereof;

    - certain events of bankruptcy, insolvency or reorganization; or

    - any other event of default provided in a supplemental indenture with respect to debt securities of a particular series.

    Reference is made to the Prospectus Supplement relating to any series of offered debt securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due upon acceleration upon the occurrence of an event of default and its continuation.

    The Trustee is required, within 90 days after the occurrence of any default which is known to the Trustee and is continuing, to give to the holders of the applicable series of debt securities with respect to which such default has occurred notice of such default, provided, that, except in the case of default in the payment of principal, premium, if any (including any sinking fund payment) or interest, if any, on a series of debt securities with respect to which such default has occurred, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holder of the debt securities of such series.

    If an event of default with respect to debt securities of any series then outstanding shall have occurred and be continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest of all the debt securities of such series to be due and payable immediately; provided, however, that in certain cases, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may rescind and annul such declaration and its consequences.

    The Trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the applicable Indenture at the request of the holders of debt securities of such series. The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

    In certain cases, the holders of not less than a majority in principal amount of an outstanding series of debt securities may, on behalf of the holders of all debt securities of such series, and any coupons appertaining thereto, waive any past default with respect to such series except a default in the payment of the principal, premium, if any, or interest (except to the extent that such interest has been paid), if any, on such series of debt securities with respect to which such default has occurred.

    We are required to file annually with the Trustee a certificate as to the absence of defaults under each Indenture.

    The occurrence of an event of default under an Indenture may give rise to a cross-default under other series of debt securities issued under such Indenture and other indebtedness of ours that may be outstanding from time to time.

NOTICES

    Except as otherwise provided in the Indentures, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such debt securities. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the security registers maintained by the Trustee.

MODIFICATION OF THE INDENTURES

    Modification and amendment of the Indentures may be made by us and the Trustee without the consent of any holder, for any of these purposes:

    - to evidence the succession of another corporation to Boeing Capital;

    - to add to the covenants of Boeing Capital for the benefit of the holders of all or any series of debt securities;

    - to add additional events of default;

    - to change any provision of the Indentures to facilitate the issuance of bearer securities;

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
    - to change or eliminate any provision of any Indenture, provided no debt security outstanding of any series is entitled to the benefit of such provision;

    - to secure the debt securities;

    - to establish the form or terms of unissued debt securities;

    - to provide for the acceptance of appointment by a successor trustee; or

    - to cure any ambiguity, defect or inconsistency in either Indenture or both of them provided such action does not adversely affect the interests of holders of debt securities.

    Modification and amendment of the Indentures may be made by us and the Trustee with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of an affected series, provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

    - change the stated maturity date or the principal of, premium, if any, or any installment of interest (or any additional amount) on, any such debt security;

    - reduce the principal amount or rate of interest thereon;

    - change the redemption price, if applicable;

    - change the place or currency of payment of principal of or premium, if any, or interest on any debt security;

    - impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;

    - reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the respective Indentures;

    - modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default or compliance with certain restrictive provisions to less than a majority; or

    - with respect to the Senior Securities, reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof.

DISCHARGE AND DEFEASANCE

    Under each of the Indentures, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the applicable Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof, as the case may be.

    Each Indenture further provides that, if applicable to the debt securities of any series, we may elect to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) ("defeasance") upon the irrevocable deposit by us with the Trustee, in trust, of an amount of money or U.S. Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, (i) the defeasance does not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which we are a party or by which we are bound, (ii) no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) we have delivered to the Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and such opinion of counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture.

    "U.S. Government Obligations" means generally direct noncallable obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

SUBORDINATION

    The indebtedness evidenced by the Subordinated Securities and the payment of the principal of and premium, if any, and interest, if any, on each and all of the Subordinated Securities are subordinated in right of payment to the prior payment in full of Senior Indebtedness and, unless specifically designated as ranking junior to other subordinated debt securities of Boeing Capital, are PARI PASSU with all other subordinated debt securities of Boeing Capital which have not been specifically designated as ranking junior to other subordinated debt securities of Boeing Capital. We have not issued any subordinated debt ranking junior to the Subordinated Securities but we reserve the right to issue such junior subordinated debt.

    If we default in the payment of any Senior Indebtedness, unless and until such default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of and premium, if any, or interest, if any, or any additional amounts on the Subordinated Securities, or in respect of any sinking fund for, or redemption, retirement or purchase or other acquisition of any of the Subordinated Securities.

    If any other event of default occurs with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of, or premium, if any, or interest, if any (including additional amounts) on any Subordinated Securities or in respect of any sinking fund for, or redemption, retirement, purchase or other acquisition of the Subordinated Securities, during any period of 90 days after written notice of such default shall have been given to us by any holder of Senior Indebtedness or during any period in which any judicial proceeding is pending in respect of such default and a notice of acceleration of the maturity of such Senior Indebtedness has been transmitted to us in respect of such default.

    In the event of: (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment or other similar proceeding relating to Boeing Capital, its creditors or its property: (ii) any proceeding for the liquidation, dissolution or other winding up of Boeing Capital, whether voluntary or involuntary, whether or not involving bankruptcy proceedings; (iii) any assignment by Boeing Capital for the benefit of creditors; or (iv) any other marshalling of the assets of Boeing Capital, all Senior Indebtedness shall first be paid in full before any payment or distribution shall be made to any holder of Subordinated Securities.

    If any such payment or distribution to be paid to the holders of Senior Indebtedness shall be made to any holder of Subordinated Securities in contravention of the foregoing and before all of the Senior Indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Indebtedness remaining unpaid.

    Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash equal to the amount of Senior Indebtedness then outstanding. Upon payment in full of all Senior Indebtedness, the holders of Subordinated Securities shall be subrogated to all rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall have been paid in full, and such amounts or distributions which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between Boeing Capital and its creditors (other than the holders of Senior Indebtedness), on the one hand, and the holders of the Subordinated Securities, on the other hand, be deemed to be a payment by Boeing Capital on account of Senior Indebtedness and on account of the Subordinated Securities.

    As of the date hereof, we had issued none of our Senior Securities pursuant to the Senior Indenture and none of our Subordinated Securities pursuant to the Subordinated Indenture. As of June 30, 2000, there was $3,074.7 million in Senior Indebtedness outstanding and $44.9 million in Subordinated Indebtedness outstanding.

    The holders of the debt securities should not rely on the continued existence of the covenants described above because they will expire (i) as the indebtedness related thereto matures and is paid, (ii) if we prepay such related indebtedness or (iii) if we amend or delete such restrictions through the process of negotiation.

                 HOW WE PLAN TO DISTRIBUTE THE DEBT SECURITIES

METHOD OF DISTRIBUTION

    We may sell the debt securities to or through underwriters, to be designated from time to time, and we also may sell debt securities directly to investors or through agents or broker-dealers. In addition, we may authorize agents of Boeing Capital to solicit and receive offers from certain institutions to purchase the debt securities. Any distributor to whom or through whom we will sell debt securities will be named in the applicable Prospectus Supplement. Each Prospectus Supplement will detail the method of distribution for the debt securities offered in connection with such Prospectus Supplement.

PRICING

    The debt securities may be sold from time to time in one or more transactions at:

    - a fixed price or prices, subject to change;

    - market prices prevailing at the time of sale;

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
    - prices relating to prevailing market prices; or

    - negotiated prices.

COMPENSATION TO DISTRIBUTORS OF THE DEBT SECURITIES

    We, or purchasers of debt securities for whom underwriters act as agents, may pay compensation to the distributors of the debt securities. Such compensation may be discounts, concessions or commissions. This compensation, as well as profit received by distributors in connection with the resale of debt securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Each Prospectus Supplement will describe any distributor receiving compensation from us deemed to be "underwriting discounts and commissions" under the Securities Act of 1933 and the compensation received by the distributor.

INDEMNIFICATION OF DISTRIBUTORS OF THE DEBT SECURITIES

    We may enter into agreements with distributors of the debt securities to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

BEARER DEBT SECURITIES

    Each distributor of debt securities which are issuable as bearer debt securities will agree not to offer, sell or deliver, in any manner, bearer debt securities in the United States or to United States persons (other than qualified institutional buyers) in connection with the original issuance of the debt securities.

OTHER INFORMATION

    Some distributors of the debt securities or affiliates of such persons may perform services for Boeing Capital or engage in transactions with Boeing Capital in the ordinary course of business. In connection with the distribution of the debt securities, Boeing Capital may enter into swap or other hedging transactions with, or arranged by, distributors of the debt securities or affiliates of such persons. These distributors or their affiliates may receive compensation, trading gain or other benefits from these transactions.

          LEGAL OPINIONS REGARDING THE VALIDITY OF THE DEBT SECURITIES

    Sidley & Austin, Los Angeles, California or Michael C. Draffin, Vice President--Taxes & Associate General Counsel and Secretary of Boeing Capital or
H. David Heumann, Assistant General Counsel of Boeing Capital or Ashok K. Tripathi, Counsel of Boeing Capital will pass upon the validity of the debt securities for Boeing Capital. Brown & Wood LLP, New York, New York will pass upon the validity of the debt securities for the underwriters and agents.
Mr. Draffin, Mr. Heumann or Mr. Tripathi may rely, as to all matters governed by New York law, on the opinion of Brown & Wood LLP.

                                    EXPERTS

    The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Boeing Capital's Annual Report on Form 10-K for the year ended December 31, 1999, and from Boeing Capital's current report on Form 8-K dated March 31, 2000 as filed with the SEC on April 13, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 PRINCIPAL OFFICE OF BOEING CAPITAL CORPORATION
                       500 Naches Avenue, SW, Third Floor
                            Renton, Washington 98055

                                    TRUSTEE
                             Bankers Trust Company
                               Four Albany Street
                            New York, New York 10006

                            LUXEMBOURG LISTING AGENT
                             BNP Paribas Luxembourg
                              10A Boulevard Royal
                               L-2093, Luxembourg

                                 LEGAL ADVISERS

  TO BOEING CAPITAL CORPORATION                     TO THE UNDERWRITERS
     AS TO UNITED STATES LAW                      AS TO UNITED STATES LAW
         Sidley & Austin                             Brown & Wood LLP
      555 West Fifth Street                       One World Trade Center
  Los Angeles, California 90013                  New York, New York 10048

                     AUDITORS TO BOEING CAPITAL CORPORATION
                             Deloitte & Touche LLP
                                   Suite 200
                             350 South Grand Avenue
                         Los Angeles, California 90071

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                                 $1,500,000,000

                                 BOEING CAPITAL
                                  CORPORATION

                $500,000,000 FLOATING RATE SENIOR NOTES DUE 2002
                    $500,000,000 7.10% SENIOR NOTES DUE 2005
                   $500,000,000 7.375% SENIOR NOTES DUE 2010

                               ------------------

                             PROSPECTUS SUPPLEMENT

                               SEPTEMBER 21, 2000

                            ------------------------

                          JOINT BOOK-RUNNING MANAGERS

                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY

                         BANC OF AMERICA SECURITIES LLC
                             CHASE SECURITIES INC.
                           CREDIT SUISSE FIRST BOSTON
                           DEUTSCHE BANC ALEX. BROWN
                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
                           MORGAN STANLEY DEAN WITTER

                             ABN AMRO INCORPORATED
                           BNY CAPITAL MARKETS, INC.
                               DAIWA SBCM EUROPE
                     MITSUBISHI TRUST INTERNATIONAL LIMITED

                              --------------------

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